EXHIBIT 10.4

TECHNOLOGY TRANSFER AGREEMENT


THIS AGREEMENT is made by and between InGene,lnc. (INGENE), a Kansas corporation having an address at 8496 West 116th Street, Overland Park, Kansas 66210 and Cryogenic Solutions, Inc. (CYGS), a Nevada corporation having a principal place of business located at 6524 San Felipe, Suite 388, Houston, Texas 77057.

WITNESSETH:

Whereas INGENE and CYGS have executed a license effective on May l, 1997 for patent and technology rights (LICENSE I) which is attached and hereby incorporated for reference herein; and

Whereas INGENE owns individually and jointly certain PATENT RIGHTS and TECHNOLOGY RIGHTS comprising LICENSED SUBJECT MATTER in addition to the patent and technology rights licensed in LICENSE I; and

Whereas INGENE desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of CYGS, INGENE and the public; and

Whereas CYGS wishes to obtain a license and to practice the LICENSED SUBJECT MATTER.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties hereto agree as follows:

I. EFFECTIVE DATE

This Agreement shall be effective as of June 26, 1998.

II. DEFINITIONS

As used in this Agreement, the following terms shall have the meanings indicated:

     2.1 LICENSED FIELD shall mean use of compositions and methods using stem-loop vector technology to produce short, single stranded Deoxyribonucleic Acid (ssDNA) of desired sequence specifications for anti-sense, triplex formation, and ribozyme production and delivery applications thereof.
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     2.2 LICENSED PRODUCT shall mean any product SOLD by CYGS which is covered by the license granted to CYGS under this Agreement.

     2.3 LICENSED SUBJECT MATTER shall mean, TECHNOLOGY RIGHTS, and PATENT RIGHTS as defined hereinbelow.

     2.4 LICENSED TERRITORY shall mean the world.

     2.5 NET SUB-LICENSING INCOME shall mean the gross amount received by CYGS or its Affiliates from sub-licensing TECHNOLOGY RIGHTS or PATENT RIGHTS granted by this Agreement less federal, or state taxes, bank transfer or currency conversion fees associated with payment by sub-licensee(s) to CYGS pursuant to valid and executed sub-licenses or other expenses born by CYGS incident to transfer of payment or funds from sub-licensee(s) to CYGS for sub-license of PATENT and/or TECHNOLOGY RIGHTS.

     2.6 NET SALES shall mean the gross amount invoiced by CYGS or its Affiliates from the SALE of LICENSED PRODUCTS less sales, use and/or excise tax actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, trade and or quantity discounts, cash discounts allowed and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

     2.7 PATENT RIGHTS shall mean INGENE's rights in information or discoveries covered at any time by patents and/or patent applications, whether domestic or foreign, and all divisions, continuations, and any letters patent that issue thereon, which name CONRAD as inventor and do not name any officer, employee consultant (other than CONRAD) or agent of CYGS and which relate to the manufacture, use or sale of products derived from uses of Stem-Loop Cloning Vectors and methods for using same including but not limited to the use of Stem-Loop Vector to produce short, single stranded Deoxyribonucleic Acid (ssDNA) of desired sequence specification including but not limited to a specific patent application titled, and the subject of U.S. Serial No. 08/236,504 filed April 29, 1994, titled STEM-LOOP CLONING VECTOR AND METHOD. PATENT RIGHTS shall also include all of INGENE's rights in information or discoveries covered by patents and/or patent applications, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, which relate to the invention, design, manufacture, use or SALE of any LICENSED PRODUCTS sponsored by CYGS pursuant to the Sponsored Research Agreement executed concurrently herewith.
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     2.8 SALE or SOLD shall mean the transfer or disposition of a LICENSED
     PRODUCT or product made using technology assigned under this Agreement for value to a party other than CYGS or a SUBSIDIARY.

     2.9 SUBSIDIARY shall mean any business entity more than 50% owned by CYGS, any business entity which owns more than 50% of CYGS, or any business entity that is more than 50% owned by a business entity that owns more than 50% of CYGS.

     2.10 TECHNOLOGY RIGHTS shall mean INGENE's rights in any technical information, know-how, process, procedure, composition, device, method, formula, protocol, technique, software, design, drawing or data relating to Stem-Loop Cloning Vectors and methods for using same including but not limited to the use of p-ANTI-T vector to produce short, single stranded Deoxyribonucleic Acid (ssDNA) of desired sequence specification and use of ssDNA in anti-sense, triplex formation, and ribozyme production and delivery applications which are not covered by PATENT RIGHTS but which are necessary for practicing the invention at any time covered by PATENT RIGHTS and/or which are necessary to develop materials, devices and/or processes in the FIELD OF USE.


III. WARRANTY: SUPERIOR-RIGHTS

     3.1 INGENE represents and warrants that it is the owner of the entire right, title, and interest in and to LICENSED SUBJECT MATTER, and that INGENE has the sole right to grant licenses thereunder, and that it has not granted licenses thereunder to any other entity that would restrict rights granted hereunder except as stated herein.

IV. LICENSE

     4.1 INGENE hereby grants to CYGS an exclusive, world-wide, royalty-bearing license under LICENSED SUBJECT MATTER to manufacture, have manufactured, and/or sell LICENSED PRODUCTS for use within LICENSED FIELD. This grant shall be subject to the payment by CYGS to INGENE of all consideration as provided in this Agreement, and shall be further subject to rights retained by INGENE to:
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          (a) Publish the general scientific finding from research related to
          LICENSED SUBJECT MATTER; however, in order to avoid loss of intellectual property rights as a result of public disclosure of patentable or proprietary information, INGENE will submit any material to CYGS for review at least ninety (90) days prior to planned submission. CYGS will notify INGENE within thirty (30) days of receipt of such materials: (1) whether it desires INGENE to file patent applications on any inventions contained in the materials or (2) whether such materials contain information whose publication would be commercially prejudicial to CYGS. CYGS shall have the right to request that any commercially prejudicial information be deleted from the materials or that indicated portions of the materials be rewritten to be less prejudicial; provided, however, that faculty author(s) of the material shall have the final authority to determine the scope and content of any publication; and

          (b) Use any information contained in LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes which is not prejudicial to the commercial interests of CYGS.

     4.2 CYGS shall have the right to extend the license granted herein to any SUBSIDIARY provided that such SUBSIDIARY consents to be bound by this Agreement to the same extent as CYGS.

     4.3 CYGS shall have the right to grant sub-licenses consistent with this Agreement provided that CYGS shall be responsible for the operations of each sub-CYGS relevant to this Agreement as if such operations were carried out by CYGS, including the payment of royalties, if any, whether or not paid to CYGS by the sub-CYGS. CYGS further agrees to deliver to INGENE a true and correct copy of each sub-license granted by CYGS, and any modification or termination thereof, within thirty (30) days after execution, modification, or termination

V. CONSIDERATION AND REPORTS

     5.1 In consideration for an exclusive, world-wide license to develop, promote commercialize and sub-license TECHNOLOGY in the LICENSED FIELD, CYGS agrees to:

          (a) Transfer Two Hundred Thousand (200,000) CYGS unrestricted shares to INGENE;

          (b) Transfer Three Hundred Thousand (300,000) CYGS restricted shares to INGENE;
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          (c) Provide INGENE options to purchase up to Three Hundred Thousand
          (300,000) CYGS restricted Shares at Par Value ($.001 )

          (d) Provide INGENE options to purchase up to Three Hundred Thousand (300,000) CYGS restricted Shares at Ten percent (10%) of Market Value of said shares on the date indicated on INGENE's notarized notice of exercising this option as received by CYGS;

          (e) Provide INGENE options, on the second and third year anniversaries of the EFFECTIVE DATE of the License Agreement, to purchase CYGS restricted Shares in the amount necessary to bring INGENE's Share holdings to a total equivalent to four and one-half percent of issued Shares at a price of Ten percent (10%) of market value on the date indicated on INGENE's notarized notice of exercising this option as received by CYGS;

          (f) Pay INGENE a royalty of Eight percent (8%) of NET SALES of LICENSED PRODUCTS and/or NET SUBLICENSING INCOME to CYGS.

          (g) Purchase patent insurance for all issued patents subject of the License Agreements;

          (h) provide INGENE quarterly reports of sub-licensing and Sub-Licensee activity; level of detail of said reports to be determined; and

          (i) Renew and continue the Sponsored Research Agreement now in force between CYGS and INGENE at a level appropriate to continue necessary and mutually agreed upon research.

     5.2 During the Term of this Agreement and for one (1) year thereafter, CYGS shall keep complete and accurate records of its and its sub-licensees SALES, NET SALES of LICENSED PRODUCTS and NET SUB-LICENSING INCOME under the license granted in this Agreement in sufficient detail to enable the royalties payable hereunder to be determined. CYGS shall permit INGENE or its representatives, at INGENE'S expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement. In the event that the amounts due to INGENE are determined to have been underpaid, CYGS shall pay the cost of such examination, and accrued interest at the highest allowable rate on the amounts underpaid.
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     5.3 Within sixty (60) days after March 31, June 30, September 30 and
     December 31 CYGS shall deliver to INGENE a true and accurate report, giving such particulars of the business conducted by CYGS and its sub-licensees, if any exist, during the preceding three (3) calendar months under this Agreement as are pertinent to an account for payments hereunder. Such report shall include at least (a) the quantities of LICENSED SUBJECT MATTER that it has produced; (b) the total SALES, the calculation of royalties thereon and (d) the total royalties so computed and due INGENE. Simultaneously with the delivery of each such report, CYGS shall pay to the INGENE the amount, if any, due for the period of such report. If no payments are due, it shall be so reported.

     5.4 Upon the request of INGENE but not more often than once per calendar year, CYGS shall deliver to INGENE a written report as to CYGS'S efforts and accomplishments during the preceding year in commercializing LICENSED SUBJECT MATTER and its commercialization plans for the upcoming year.

     5.5 All amounts payable hereunder by CYGS shall be payable in United States funds. Checks shall be made payable to INGENE and sent to INGENE.

     5.6 With the right of prior approval, CYGS shall reimburse INGENE for all future expenses incurred by INGENE in searching, preparing, filing, prosecuting and maintaining patent applications and patents including any reissue and/or re-examination, relating to PATENT RIGHTS so long as and in such countries as its license remains exclusive.

VI. TERM AND TERMINATION

     6.1 The Term of this Agreement shall extend from the Effective Date set forth hereinabove to the full end of the term or terms for which PATENT RIGHTS have not expired and if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of fifteen (15) years.

     6.2 This Agreement will earlier terminate:

          (a) automatically if CYGS shall become bankrupt or insolvent and/or if the business of CYGS shall be placed in the hands of a receiver or trustee, whether by voluntary act of CYGS or otherwise; and the receiver or trustee does not elect to accept this agreement with approval of an appropriate court or by law.

          (b) upon ninety (90) days written notice if CYGS shall breach or default on any obligation under this License Agreement; provided, however, CYGS may avoid such termination if before the end of such period CYGS notifies INGENE that such breach has been cured and states the manner of such cure.
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     6.3 Upon termination of this Agreement for any cause, nothing herein shall be construed to release either party of any obligation matured prior to the effective date of such termination, CYGS may, after the effective date of such termination, sell all LICENSED PRODUCT and parts therefore that it may have on hand at the date of termination, provided that it pays earned royalty thereon as provided in this Agreement.

VII. INFRINGEMENT BY THIRD PARTIES

     7.1 CYGS shall have the obligation of enforcing at its expense any patent exclusively licensed hereunder against infringement by third parties and shall be entitled to retain recovery from such enforcement. After payment of its direct legal expenses, CYGS shall pay INGENE royalty on any monetary recovery according to the provisions of Paragraph 5.1(b) to the extent that such monetary recovery by CYGS is held to be reasonable damages or a royalty in lieu thereof. In the event that CYGS does not file suit against or grants a sub-license to a substantial infringer of such patents within six (6) months of knowledge thereof, then INGENE shall have the right to enforce any patent licensed hereunder on behalf of itself and CYGS with INGENE retaining all recoveries from such enforcement and/or reduce the license granted hereunder to non-exclusive.

     7.2 In any suit or dispute involving an infringer, the parties shall cooperate fully, and upon the request and at the expense of the party bringing suit, the other party shall make available to the party bringing suit at reasonable times and under appropriate conditions all relevant personnel, records, papers, information, samples, specimens, and the like which are in its possession.

VIII. ASSIGNMENT

The license conveyed by this Agreement may not be assigned by CYGS without the prior written consent of INGENE.

IX. PATENT MARKING

CYGS agrees to mark permanently and legibly all products and documentation manufactured or sold by it under this Agreement with such patent notice as may be permitted or required under Title 35, United States Code.

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X. INDEMNIFICATION

CYGS shall hold harmless and indemnify INGENE, its officers, employees and agents from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by CYGS or its officers, employees, agents or representatives.

XI. USE OF INGENE's OR CYGS' NAME

Neither party shall use the name of the other without express written consent.

XII. CONFIDENTIAL INFORMATION

     12.1 INGENE and CYGS each agree that all information contained in documents marked "confidential" which are forwarded to one by the other shall be received in strict confidence, used only for the purposes of this Agreement, and not disclosed by the recipient party (except as required by law or court order), its agents or employees without the prior written consent of the other party, unless such information (a) was in the public domain at the time of disclosure; (b) later became part of the public domain through no act or omission of the recipient party, its employees, agents, successors or assigns; (c) was lawfully disclosed to the recipient party by a third party having the right to disclose it; (d) was already known by the recipient party at the time of disclosure; (e) was independently developed; or (f) is required to be submitted to a government agency pursuant to any pre-existing obligation.

     12.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information it uses to protect its own confidential information. This obligation shall exist while this agreement is in force and for a period of five (5) years thereafter.

XIII. GENERAL

     13.1 This Agreement and the existing License between the parties
     (appended) constitute the entire and only agreement between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreement, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.
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     13.2 Any notice required by this License Agreement shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of INGENE to:

     Charles Conrad, MD, President
     InGene, Inc.
     8496 West 116th Street
     Overland Park, Kansas 66210

     or in the case of CYGS to:

     Michael Skillern, President
     Cryogenic Solutions, Inc.
     6524 San Felipe, Suite 388,
     Houston, Texas 77057.

     or such other addresses as may be given from time to time under the terms of this notice provision.

     13.3 CYGS and INGENE shall comply with all applicable federal, state and local laws and regulations in connection with the activities pursuant to this Agreement.

     13.4 This License Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     13.5 Failure of INGENE or CYGS to enforce a right under this Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

     13.6 Headings included herein are for convenience only and shall not be used to construe this Agreement.

     13.7 If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of this Agreement.

IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

INGENE (Charles Conrad, MD)                     CYGS (Michael Skillern)
By CHARLES CONRAD                               By MICHAEL SKILLERN
    President                                       President